American Skiing Company Enters into Refinancing With GE
                Structured Finance and CapitalSource Finance LLC

     Transaction significantly improves the Company's financial flexibility


PARK CITY, UTAH - February 21, 2003 -- American Skiing Company (OTC: AESKE) today announced that it has refinanced its existing $84.3 million resort senior secured credit facility with a new facility led by GE Structured Finance ("GESF"), with additional financing provided by CapitalSource LLC
("CapitalSource"). The transaction is consistent with the Company's plan to restructure existing resort debt and respond to business needs.

"We are pleased to have completed this transaction with GESF and CapitalSource," said CEO B.J. Fair. "The new facility not only reduces our amortization requirements, but also provides additional operational flexibility and a vehicle to take advantage of growth opportunities. This is a major step forward in the restructuring of the Company."

The new $91.5 million senior secured credit facility, which closed on February 14, 2003, includes a $40.0 million revolving credit facility and a $31.5 million term loan provided by GESF. In conjunction with the GESF facility, CapitalSource provided a $20.0 million term loan. The GESF facility matures on April 15, 2006 while the CapitalSource term loan matures on June 15, 2006. Proceeds were used to repay existing borrowings and certain other obligations under the prior credit facility.

"We are excited to have completed such an important financing for American Skiing Company," said Jeffrey Lupoff, the GESF Managing Director who led the transaction team. "We have established a solid working relationship with the company's senior management team and we look forward to working with them going forward."

Richard DeBaere, Director of the Corporate Finance team for CapitalSource, added "We are extremely pleased to have been able to assist American Skiing Company in closing this new credit facility. We believe that American Skiing Company represents one of the premier ski resort operators in the country, with a highly experienced management team and world class properties."

The new facility will be secured by substantially all of the assets of the Company and its subsidiaries, except the assets of the Company's real estate subsidiaries, consistent with the Company's prior credit facility.

The Company also announced that it anticipates it will file its Form 10-K and Form 10-Q for the fiscal periods ended July 28, 2002 and October 27, 2002, respectively, with the Securities and Exchange Commission within the next ten business days. The Company announced that it expects to report significant asset impairment charges in its fiscal 2002 results of operations primarily due to continuing unfavorable operating results in its real estate operations.

About GE Structured Finance

GE Structured Finance, a unit of GE Commercial Finance, is a leading investor and provider of innovative structured financial products spanning all levels of the capital structure. With more than 30 years of experience, GESF meets the needs of its clients by combining industry and technical expertise with significant financial capabilities. GESF's 400 professionals serve clients in the commercial & industrial, communications, energy, project & trade finance, and transportation markets, worldwide. In the year 2002 alone, the company structured and financed more than 130 transactions worth $4 billion. Its managed assets are approximately $20 billion. Find out more about GESF on www.gestructuredfinance.com. GE Commercial Finance is a business of General Electric Company. GE is a diversified services, technology and manufacturing company with operations worldwide.

About CapitalSource Finance LLC

CapitalSource is one of the leading commercial finance companies in the United States offering asset-based, senior and mezzanine financing ranging from $1 million to $40 million to small and mid-sized borrowers through three focused lending units: Corporate Finance, Healthcare Finance, and Structured Finance. CapitalSource has $540 million of committed equity capital and over $2.5 billion in funding capabilities. For more information about CapitalSource Finance LLC, visit www.capitalsource.com

About American Skiing Company

Headquartered in Park City, Utah, American Skiing Company is one of the largest operators of alpine ski, snowboard and golf resorts in the United States. Its resorts include Killington and Mount Snow in Vermont; Sunday River and Sugarloaf/USA in Maine; Attitash Bear Peak in New Hampshire; Steamboat in Colorado; and The Canyons in Utah. More information is available on the Company's Web site, www.peaks.com.

This document contains both historical and forward-looking statements. All statements other than statements of historical facts are, or may be deemed to be, forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended (the "Securities Act") and Section 21E of the Securities Exchange Act of 1934, as amended (the "Exchange Act"). These forward-looking statements are not based on historical facts, but rather reflect American Skiing Company's current expectations concerning future results and events. Similarly, statements that describe the Company's objectives, plans or goals are or may be forward-looking statements. Such forward-looking statements involve a number of risks and uncertainties. American Skiing Company has tried wherever possible to identify such statements by using words such as "anticipate," "assume," "believe," "expect," "intend," "plan," and words and terms similar in substance in connection with any discussion of operating or financial performance. In addition to factors discussed above, other factors that could cause actual results, performances or achievements to differ materially from those projected include, but are not limited to, the following: the Company's substantial leverage; restrictions on the Company's ability to access sources of capital; changes in regional and national business and economic conditions affecting both American Skiing Company's resort operating and real estate segments; adverse weather conditions; failure to renew or refinance existing financial liabilities and obligations or attain new outside financing; failure to successfully restructure or refinance real estate credit facilities; failure to keep key management personnel; the possibility of war and its effect on the ski, resort, leisure and travel industries; uncertainties and issues arising, positive or negative, related to the previously announced re-audit of the Company's financial statements and other factors listed from time-to-time in American Skiing Company's documents filed by the Company with the Securities and Exchange Commission. The forward looking statements included in this document are made only as of the date of this document and under section 27A of the Securities Act and section 21E of the Exchange Act, American Skiing Company does not have or undertake any obligation to publicly update any forward-looking statements to reflect subsequent events or circumstances.